Exhibit 10.1
NEXTERA ENTERPRISES, INC.
January 25, 2006
Mr. Richard V. Sandler
1250 Fourth St.
Santa Monica, Ca. 90401
Dear Richard:
Reference is made to the agreement between Nextera Enterprises, Inc. ( the “Company”) and you dated as of February 1, 2003 pertaining to your services as Vice Chairman of the Board of the Company (the “Agreement”).
This letter will acknowledge that you have been serving as Chairman of the Board of the Company and the terms of the Agreement have been applicable to your services in that capacity.
This letter is to also confirm that effective as of January 1, 2006, your monthly compensation as Chairman of the Board will be $6,667. All other terms of the Agreement shall remain unchanged.
Please confirm your understanding of the foregoing by signing this letter in the space provided below.

Sincerely, Nextera Enterprises, Inc.
By:	/s/ STANLEY E. MARON
Stanley E. Maron, Secretary

Agreed and Accepted:
/s/ RICHARD V. SANDLER
Richard V. Sandler
Dated: January 25, 2006